RAE SYSTEMS INCORPORATED Moderator: Bob Durstenfeld 02-02-04/4:00pm CT Confirmation # 21183598 Page 1

RAE SYSTEMS INCORPORATED Moderator: Bob Durstenfeld February 2, 2004 4:00 pm CT

Operator:	Ladies and gentlemen thank you for standing by. Welcome to the 2003/Q4 Earnings Call for RAE Systems. During the presentation all participants will be in a listen only mode. Afterwards we will conduct a question and answer session. At that time if you have a question please press the star key then the number one key on your telephone. If you would like to withdraw your question press star then the number two key on your telephone.
As a reminder this conference is being recorded Monday, February 2nd, 2004. Your speakers for today are Bob Durstenfeld, Joseph Ng, Robert Chen, and Lea-Ann Matsuoka.
I would now like to turn the conference over to Bob Durstenfeld, Director of Corporate Marketing. Please go ahead sir.

Bob Durstenfeld:	Hello everyone and thank you very much for joining us today. With me this afternoon are Robert Chen, the CEO of RAE Systems, and Joseph Ng our CFO and Vice President of Business Development.
I wish to remind you that this conference call will contain forward looking statements as that term is used in section 21E of the Securities and Exchange Act of 1934. These types of statements address matters that are subject to risks and uncertainties which could cause actual results to differ materially. Factors that can cause or contribute to such differences include but are not limited to the general economic and industry factors and the receptiveness of the market to RAE Systems and its products.

RAE SYSTEMS INCORPORATED Moderator: Bob Durstenfeld 02-02-04/4:00pm CT Confirmation # 21183598 Page 2

In addition our forward looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission including, but not limited to, our annual report on Form 10K and 10Q filings, all of which are available online at http.www.sec.gov. All forward looking statements are based on information available to the company and the company assumes no obligation to update such statements.

Now to begin our conference call today, I’ll have Mr. Chen give a brief overview of our 2003 results and share with you what we see in the marketplace and where our growth came from.

Then Mr. Ng will recap our financial performance for the fourth quarter as well as our year end results. We will then be glad to answer your questions. I’ll now turn the call over to Mr. Chen.

Robert I. Chen:	Thank you Bob. Hello everyone, I would like to welcome all of you to this conference call. I will give a brief summary of our finance highlights for 2003, and Joseph our CFO will elaborate and give you more a detailed analysis.

For Q4 2003 financial results, we had our sixth consecutive quarter of record revenue. The revenue was $8.6 million with 36% growth over the same period last year. Our net profit was $480 thousand or one cent per share. This was after a $300,000 expense of options and warrants, or about half a cent per share.

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The overall revenue results for 2003, was $31.4 million or 44% growth over 2002. Our net profit was $2.8 million or six cents per share. The net profit was $2.8 million. This is after expensing $1.1 million for options and warrants, which approximately equaled two cents of earning per share.

Our growth in 2003 primarily comes from three areas. One is our integrated wireless system business which continues to contribute the major part of the growth. The second part of the growth comes from our multi-gas sensor and our PID products, particularly in Homeland Security applications. Our international sales also contributed significant growth. These areas will continue to be the major areas for our growth in 2004 as well.

The major sales application in the North America, they continue to be first responders, HazMat teams, including the National Guard Civil Support Teams. Our portable and wireless systems are accepted as standard equipment there. In the US armed forces, our products continue to be used in wing tank entry applications for aircraft maintenance.

In Asia, environmental indoor air quality security applications are the major market. Our products are used in China and at major airport monitoring applications in Asian airports. In Australia and New Zealand, the AreaRAE is also used in HazMat applications.

In Europe and the Middle East we have supplied gas detection solutions for multiple public safety applications.

Now I would like to comment on our technology. We continue to innovate and develop our sensing technologies in both the chemical and radiation areas. We also continue to explore the feasibility of adding bio-sensing technology to our wireless network solutions to offer a complete “NBC” solutions for our Homeland defense teams. We are continuing to focus effort to develop wireless sensor networks, particularly leading edge applications of ad hoc and mesh networks.

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As far as the business outlook for 2004, we believe that Homeland Security spending will continue. And as the US and world economy pick up, our traditional industrial safety and environmental markets can also be expected to pick up.

Now a few words about our business direction. We will expand our business value to our customers starting from traditional gas detection monitors and moving towards wirelessly connected sensing networks linked to the Internet to deliver time-critical and life-critical information at any time, anywhere.

This concludes my remarks covering Q4 and 2003. Now Joseph will cover the financials in greater detail.

Joseph Ng:	Thank you Bob. Let me first make a few comments on expense levels. During 2003 we built infrastructure around the world. In particular we expanded our Copenhagen office to support greater Europe with additional sales and support personnel, so that our customers can get same time zone, same currency support in Europe.

We are also strengthening our sales coverage in China, in particular to cover the major opportunities that is coming from a rapidly growing economy. And also there are oppportunites with the infrastructure building leading up to and including the 2008 Olympics. We are also seeing enhanced mine safety concerns that have arisen in the last six months. Thirdly we are investing in skilled manufacturing engineering personnel to ensure that our production continues to be worldclass.

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Let me talk about the options and warrant expensing that Bob referenced earlier. Starting January 1st, 2003 the company has opted to expend all the options and warrants in accordance with FAS 123. We have taken a $1.1 million charge, or equivalent to about two cents per share.

In terms of geographical sales, North America was growing fastest and was driven by Homeland Security investments. It grew 56%. It is now 74% of total company revenue, while Europe is 11% and Asia is 13% of total revenue.

In terms of gross margins, in 2002 we did 60%, and in 2003 we achieved 61%. The product mix is favorable. The wireless systems contribute better margins, but are offset by investment in manufacturing engineering which I talked about earlier.

Let me go into the expenses. Some of the marketing expenses increased by 36%. This is our effort to invest in brand awareness campaigns and also to attend trade shows. In addition, as I referenced earlier, the Copenhagen office and also the staffing in Asia were funded to support the increasing opportunities in Europe and China.

R&D increased by 18%. We are developing radiation technology and also chemical sensing technologies, as well as wireless capability. Our strategy is to have the architecture and the design done in the Silicon Valley and the implementation and production in China.

G&A increased by 12% largely from the fair value accounting charges that we took.

RAE SYSTEMS INCORPORATED Moderator: Bob Durstenfeld 02-02-04/4:00pm CT Confirmation # 21183598 Page 6

Legal expenses dropped by over 80%, as a result of settling the lawsuits inherited from the Nettaxi reverse merger that was consummated on April 9th, 2002.

Let me now move to the balance sheet. We are generating cash from operations. Cash balance at the end of the year was $7.5 million compared to $6.7 million last quarter, and $7.2 million at the end of 2002. In addition on January 30, 2003, a week ago, we consummated a secondary offering and brought in $32 million in cash to the company.

Accounts receivable was $5.6 million, the increase was due to a December shipment that was 45% of the quarter. At year end we receive a lot of rush orders from the municipalities, and also from industries closing their books. So $3.7 million of the $5.6 was shipped in December. DSO is 66 days.

Cash generated from operations was $1 million and is the case of $5 million is mostly from our net profit of $2.8 million. Sales value accounting, etcetera was $1.1 million and offset by account receivable and tax payments.

The industry is not CAPEX intensive. Total spending in 2003 was less than $500,000.
So this concludes my remarks.

Bob Durstenfeld:	Thank you, Joseph. Operator we're now ready to take our first question.

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Operator:	Thank you. Ladies and gentlemen if you would like to register a question please press the star key and one on your telephone. If your question has been answered and you would like to withdraw your registration please press the star key followed by the number two. If you are using a speakerphone please lift your handset before answering your request. One moment please for the first question.

Our first question comes from the (Kevin Deedee) with Merriman and Company.

(Kevin Deedee):	Good afternoon gentlemen, nice job on the quarter.

Robert I. Chen:	Thank you, Kevin.

Bob Durstenfeld:	Thank you, Kevin. Please go ahead with your question.

(Kevin Deedee):	Okay, could you give us run down on, on the Maritime security initiative that you guys are working; how you plan to translate it to the trucking opportunity that you see? Who your major partners are, the timing, and where you think government regs are and when you actually think these things may be implemented?

Robert I. Chen:	Kevin, this is Bob Chen and I’d like to try to give an answer to this loaded question. We are very excited about the Maritime security, and we have also been working with experts from Stanford University to develop a model for container security and ultimate comprehensive security, where we would put a sensor inside the container. And also we have successfully integrated an RFID, or auto ID, to our sensors. This type of solution can be applied to various logistics check points, the loading points, and also during transition in the truck itself.

RAE SYSTEMS INCORPORATED Moderator: Bob Durstenfeld 02-02-04/4:00pm CT Confirmation # 21183598 Page 8

To address this opportunity we have been working with several partners. Of course the first partner we are working with is the largest cargo container manufacturer, which is located in the south part of China. Both our technical team and our management team have been working closely with them. We also have standing agreements and designs of the sensor module to go into these so-called SSCs, smart and secure containers.

So we are prepared to have an all inclusive radiation, chemical and intrusion-type sensor go into these containers. We are also working with companies producing the door seals, such as Savi Technology, and other European other seal manufacturers. Our sensors which are put into the container can also be linked with any existing communications infrastructure on the seal. We are going to apply ad hoc mesh networking technology to the container solution.

So our sensor deployment will be standards based and will not require any external wiring, it will include a long lasting battery source, and have comprehensive sensing capabilities. We believe the breadth of the technology needed to address this problem.

As far as the development of the container business, I’d like to review it in several scenarios. Even though there is a Maritime Security Act defined by President Bush, I think there is industry resistance to implement this right away. But I believe that there will be several scenarios, where we believe this kind of a market would develop sooner.

One application may be triggered by some event where the government will mandate and implement a container security measure. I think RAE Systems is prepared to help our nation protect our cargo security. We are ready. We have gotten this public offering, gotten the funding, we have the financial readiness, and we also have the technology capable of addressing this opportunity.

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Secondly, we think the market may develop into a staircase type of a development, that there may be some more dangerous routes, or maybe dangerous cargo, where the government may want to implement some kind of a protection onto the container. And we are prepared to implement that program as well.

Third, as the combined sensor and wireless technology matures it will become more affordable, the need for cargo security will be recognized and more easily deployed. As our company continues, we are working with regulatory agencies to develop standards and to demonstrate how our technology can be applied to various container security applications.

We are not standing still. We are implementing, as we speak we are putting of these sensors to work. We are applying sensor networks to existing confined space applications — not just with containers. Wireless sensors can be used in indoor air security and for public venue protection. So when the container market starts to take off I think that RAE Systems will be ready to take advantage of this opportunity. Thank you.

(Kevin Deedee):	Well thanks. Thanks Bob for taking your time rolling through that. How do you see taking some of the technology that you've developed for that particular application and translating it to the trucking scenario?

Robert I. Chen:	I'll let Joseph comment on that.

Joseph Ng:	Okay. We are working with several infrastructure players that have the network and the data centers already. We are working with them to put the sensors inside — could be a trailer, could be a container — so that they can be hooked up and the sensor, the sensed data would be transmitted via the Internet, or other existing communications infrastructure to all interested parties in real time.

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Robert I. Chen:	Infrastructure.

Joseph Ng:	Infrastructure. It could be satellite, it could be a cellular network, so that it can be used to alert people.

(Kevin Deedee):	And could you guys just go one step further and give me a feel for when we might see this technology in use?

Joseph Ng:	In terms of the cargo container, as Bob said, it is a political process. They push one way and the trade people push back the other way. So that part is rather unpredictable. At the same time we are working, as Bob said, with nuclear plants, with embassies, with airports and so forth. So we are trying to work on other opportunities beyond cargo containers. We hope to generate revenue in 2005.

(Kevin Deedee):	Right, okay. Since I have you, Joseph, would you mind just taking us through what, or how you see your expense levels trending through the year as you continue to invest in developing your technology?

Joseph Ng:	We have done a top down and bottom up budget. In the operating model that we have, gross margin is between 60% to 63% depending on product mix. So then marketing is about 20%. R&D about 10%, and SG&A — excuse me — G&A is about 15% right now because of Sarbanes-Oxley, and so forth.

RAE SYSTEMS INCORPORATED Moderator: Bob Durstenfeld 02-02-04/4:00pm CT Confirmation # 21183598 Page 11

The one variable that we have is engineering, depending on how fast RAEwatch — which is the brand name we use for this smart sensor — how fast it takes off. If there are requirements for it and if we pick up orders early in the year, we may have to spend money on application engineering.

(Kevin Deedee):	Okay. Well thanks, I'll hand off to someone else.

Joseph Ng:	Thank you.

Bob Durstenfeld:	Thank you Operator, we'll take the next question please.

Operator:	Ladies and gentlemen as a reminder to register for a question press star one.

Have a follow up question from the line of (Kevin Deedee) with (Maryman and Company), please go ahead.

Robert I. Chen:	Go ahead, Kevin.

Bob Durstenfeld:	Go ahead, Kevin.

(Kevin Deedee):	Yeah since nobody else seemed to jump on I was hoping you’d give me a better feel for your business mix in terms of product line. And how you might see that change going forward especially given that you’d expect more traction in the industrial market.

Robert I. Chen:	This is Bob Chen and I’ll try to answer this question. As I mentioned last time we have basically four business product lines. One is our traditional portable monitor business line. The second one is our integrated wireless system business. And the third one is our consumables and components. You know these product lines. The fourth product line is our service business, service contract, and also maintenance and application support.

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Of these four major business, we see the integrated wireless system business as having very big potential, both in terms of new technology in the application of these ad hoc mesh networks in what we call intelligent sensing modules.

So we believe over time as the business develops, we will see our integrated wireless sensing network combine with the sensor, with the wireless network and also with the Internet. The convergence of these three give us our company an opportunity to give very life critical, very time critical information to any place anywhere and to offer us a better sense of safety and security.

(Kevin Deedee):	Okay, Bob, would you mind, or can you give us a rough idea on, of those four product lines, how much each was of, of your `03 sales?

Robert I. Chen:	I would like to say an approximate number. I would say maybe about one-fifth will comes from our integrated wireless system business, and maybe around two-thirds will come from our portable business. The balance would come from consumable and the service business.

Joseph Ng:	Kevin, are you referring to 2004 or 2003?

(Kevin Deedee):	Well yeah, I wanted to know what the number, what you thought the numbers were going to fall out in '03.

Joseph Ng:	Okay.

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(Kevin Deedee):	And then how you saw it changing. So...

Joseph Ng:	Okay.

(Kevin Deedee):	He gave me a pretty good read on what he sees happening in '04.

Joseph Ng:	Yes.

(Kevin Deedee):	I just didn't really know how your, you know, the $31 or so million broke out.

Joseph Ng:	Right. The precise number is 66% portables, 14% systems - that is the wireless systems - 19% for consumables and supplies, and the balance is service and support.

(Kevin Deedee):	Okay.

Joseph Ng:	In 2004, the biggest change is going to be integrated systems, and that is going to be 25% of the business, and that will squeeze the rest of the components.

(Kevin Deedee):	Right, okay. So I understand that you guys might have been involved with securing the Super bowl premises. I was just kind of hoping you’d give us a read on how you think that went, if you can talk about it.

Bob Durstenfeld:	We're waiting for permission to talk about it.

(Kevin Deedee):	Okay. All right, well I'll pass off again. Thank you gentlemen, and good job.

Robert I. Chen:	Thanks.

Bob Durstenfeld:	Thanks (Kevin). Operator we're ready for the next call please.

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Operator:	Our next question comes from the line of Edward Lee, private investor. Please proceed with your question.

(Edward Lee):	Yes I would like to know how and with what application your products have been utilized in airports security? I now envision, you know, that your devices are used in airport security and how you are detecting other than baggage. Are any of the airlines implementing your systems and, you know, screening the cargo, the cargo underneath the plane? You know, for security?

Robert I. Chen:	Yes, Edward, this is Bob Chen. I’ll try to give you some answers. We have been supplying our equipment to the airports way before 9/11. Our products have been used for sensing the jet fuel. Jet fuel has the potential of being an explosive gas. So our portable products are being used in the airport right now to screen for chemical vapors. As far as a detailed application we’re not allowed to comment on that. But we are working with some companies to combine the chemical vapor detection and possibly radiation sensing capabilities with certain existing infrastructure.

(Edward Lee):	Do you think that you know how cargo carriers, meaning the freight forwarders, in their freight staging areas will deploy your systems? Are you exploring that opportunity as, you know, possible detection, you know, before the freight is loaded onto a plane?

Robert I. Chen:	Absolutely. We have a project, actually an order and proposal working with them. We are working with Hutchinson. They are one of the largest port operators in the world. We are working with them in Hong Kong and in other port areas before they load the cargo onto the ship. So our products are being used in those areas.

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(Edward Lee):	Well I was thinking more, you know, more in terms of, you know the, for you know, the freight forwarding business in, in terms of the airlines, you know, air freight.

Robert I. Chen:	Oh yeah the air cargo air freight.

(Edward Lee):	Right.

Robert I. Chen:	With the partners on the jet bridges and a lot of systems on several choke points and various applications. To answer your question, the answer is absolutely yes.

(Edward Lee):	Okay, very good. Oh congratulations on an excellent quarter and excellent year. Thank you.

Robert I. Chen:	Thank you very much (Edward).

Bob Durstenfeld:	Thanks (Kevin). Operator we're ready for the next question. Operator?

Operator:	Mr. Durstenfeld there are no further questions at this time. I will now turn the call back to you.

Bob Durstenfeld:	Thank you very much. Thank you very much, at this time we will be terminating the call. Thank you everyone who listened today, we look forward to you following our company and thank you very much. Have a good afternoon. Bye bye.

Robert I. Chen:	Bye.

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Operator:	Ladies and gentlemen that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.

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